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                                  EXHIBIT 23.1

              Consent of Grant Thorton LLP, Independent Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1,900,000 shares issuable under the 1997 Equity Incentive Plan, the 100,000 shares issuable under the 1997 Non-Employee Directors' Stock Plan, the 1,000,000 shares issuable under the 1999 Non-Officer Equity Incentive Plan and the 400,000 shares issuable under the Associate 401(k) and Stock Ownership Plan of First Consulting Group, Inc., of our report dated February 11, 2000 with respect to the consolidated financial statements of First Consulting Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


/s/ GRANT THORTON LLP



Los Angeles County, California
March 29, 2000